MUTUAL FUND SERVICES FEE SCHEDULE

The prices contained herein are effective for thirty-six months from the execution date of the Mutual Fund Services Agreement. The below pricing represents Unified's transfer agency, fund accounting, administrative and compliance services. Unified's proposal is subject to change upon further review of the service requirements. Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I New Fund Start-Up/Existing Fund Conversion Fee

New Funds Established or Converted to Unified	Pass Through Out-Of-Pocket Expenses

II Annual Basis Point Fees * [1] [2]
(As defined in Exhibits B, C and D of the Mutual Fund Services Agreement)

0.35% for the first $200 million in average net assets of the Trust; plus
0.25% on average net assets of the Trust between $200 million and $300 million; plus
0.15% on average net assets of the Trust between $300 million and $500 million; plus
0.10% on average net assets of the Trust in excess of $500 million

* Subject to a $700,000 annual minimum for a maximum of twelve portfolios. $75,000 for each portfolio in excess of 12.

The average net assets of each portfolio are calculated monthly. An invoice based on the aggregate of all portfolios in the trust is billed monthly.

[1] Base Fees do not include out-of-pocket expenses which include but are not limited to: fulfillment services, form design and printing, statement and confirmation production, paper and envelope design and printing, postage and handling, shipping, bank fees, NSCC charges, record storage, telephone charges, DST FanMail, and regulatory filing fees and all other expenses incurred on behalf of the Trust and its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.

[2] Annual minimum fees are subject to a cost of living adjustment of 3% per year of the prior year's annual minimum fee.

III Additional Fees For Services Outside the Base

NSCC, 12b-1 and Commission Processing

• Set-up	$500 per share class/cusip
• 12b-1/Service Fee/Commission Processing	$500 per occurrence
• Physical Commission/12b-1 Check	$10 per check
• Fund/SERV, Networking, and/or CommSERV	$150 per share class/cusip per month (maximum $1,500 per month Trust)

Patriot Act - Anti-Money Laundering Customer Identification Program

• New Account Service	$4 per account
• Annual OFAC Support	$2 per active account
• Research	$150 per hour plus 3rd party research service fees
• Suspicious Report Filing	$150 per report

Other Transfer Agency Services

• Closed Account Fee	$0.50 per account per month ($6.00 per year)
• Offline Shareholder Research	$50 per hour (1 hour minimum, billed to shareholder)
• IRA Account Annual Maintenance	$15 per account
• Interactive Voice Response System Set-up	$500 per occurrence
• Mailings (i.e., semi-annual, annual reports)	External Vendor – Pass through
• Mailings (i.e., semi-annual, annual reports)	Internal Mailing - $3.50 per item

TF 2/23/09

• Bank Reconciliation Services	$50 per bank account plus $1.50 per item
• AD-HOC Report Generation	$100 per report

Other Fund Accounting Services

• Portfolio sub-advisers greater than 1 per fund	$10,000 per sub-advisor
• Multiple custodians	$5,000 per custodial account
• Non-Routine Investments: o Short Sales o Options o Futures o Swaps	$500 per month per type
• Additional Brokers Used for Short Sales	$500 per month for each broker in excess of one
• High Trade Volume:	
o Domestic Equity	$2 per trade for each trade in excess of 100 trades per month per portfolio
o International Equity and Fixed Income	$2 per trade for each trade in excess of 50 trades per month per portfolio
o Domestic Fixed Income	$2 per trade for each trade in excess of 50 trades per month per portfolio
• Illiquid/Manual/Stale Priced Securities	$100 per month for each security requiring Pricing Committee review
• AD-HOC Report Generation	$100 per report
• Non-System Generated Reports	$100 per occurrence
• Dissemination of NAV Information To Third-Party Recipients, e.g., NASDAQ, Morningstar, Lipper, Broker/Dealers	$25 per month for each recipient in excess of three

Other Administration Services

• Blue Sky Filing Fee	Pass through plus $50 per permit

IV Repricing

For incorrect or untimely information provided by an Advisor or its Agent that impacts Unified's provision of transfer agency and fund accounting services, Unified will charge $1,000 per day for each day that a portfolio is repriced. Unified reserves the right to charge $250 per occurrence for each information change where repricing is not required, but additional work processes must be performed or repeated, e.g., incorrect/late trade ticket.

V Systems Programming and Customized Data Extraction

Programmers or Business Analysts	- $200 per hour
Officers or Management	- $250 per hour
Third Party Vendor	- Quoted as Needed

Please initial each of the pages of these fee schedules and sign below. Your signature indicates acceptance of the fee schedule for Transfer Agency, Fund Accounting, and Fund Administration services.

DREMAN VALUE MANAGEMENT, LLC

By: [signature]

Print Name: Robert A. Loverro

Title: VP of Finance

UNIFIED FUND SERVICES, INC.

By: [signature]

Print Name: Stephen D. Highsmith, Jr.

Title: VP-Finance

Date: 3/2/2009

Attest: [signature]